EXHIBIT 10.1

CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”) is entered into between MAXXAM, Inc. (“Company”) and Diane M. Dudley (“Dudley”). This Agreement is entered into in order to set forth the terms of the consulting services Dudley will perform for the Company.

     Dudley served as Vice President, Chief Personnel Officer for the Company for a number of years until the separation of her employment in December 2004. The Company wishes to benefit from the experience and expertise Dudley developed in her years of employment with the Company. Dudley wishes to provide services to the Company on an independent consulting basis.

     In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

     1. For the period of January 17, 2005 through January 1, 2006, Dudley will provide consulting services relating to her former duties as Vice President, Chief Personnel Officer. Following January 1, 2006, Dudley and the Company may, if they mutually agree to do so, extend the period during which Dudley will provide consulting services. If Dudley and the Company mutually agree to this extension, the terms and conditions set forth in this Agreement will also apply to this extended consulting period, unless Dudley and the Company agree to other terms.

     2. Dudley will perform any and all projects which the Company assigns her during this consulting period. Dudley will also attend conferences and meetings when requested to do so by the Company.

     3. The Company will pay Dudley an hourly fee of $95.00 (ninety five dollars) for her consulting services. The Company will generally provide Dudley with projects that will involve not more than 80 hours of service per month during this Agreement. The Company shall not be responsible for providing Dudley any benefits that it normally provides its employees, or that she received during her employment with the Company. The only compensation or benefits that Dudley is entitled to receive from the Company for her consulting services are set forth in this Agreement.

     4. The Company will only reimburse Dudley for her reasonable out-of-pocket expenses, including, but not limited to, travel, accommodations, and mileage necessarily incurred by Dudley in performing her consulting services under this Agreement, provided these expenses have been approved by the Company before the expenses are incurred.

     5. In providing the consulting services called for by this Agreement, Dudley will serve as an independent contractor. Nothing contained in this Agreement shall be construed to constitute Dudley as an officer, employee, or agent of the Company. Dudley will be responsible for her own actions. Dudley may perform services for other businesses, entities and/or individuals in addition to the Company. The Company shall not be required to withhold any federal or state income taxes, FICA or FUTA from the fees paid to Dudley for her consulting services. Dudley shall be responsible for maintaining her own books and records and for the filing of any taxes or other information returns with any federal or state agencies.

     6. Except as provided for in paragraph 4, Dudley is responsible for all expenses incurred during the performance of her consulting services under this Agreement. The Company will provide Dudley with a workspace and the basic materials, tools and equipment needed to perform her assignments. Dudley is responsible for hiring, supervising, and paying any support staff necessary to provide the services called for by this Agreement. Dudley acknowledges that she is not acting as a representative or agent of the Company when she hires, supervises, or pays her staff or assistants.

     7. The Company does not have the right to and will not exercise any control or direction over the method by which Dudley chooses to perform the consulting services called for by this Agreement. Dudley will devote such time as is required to perform the consulting services. Dudley may use any of her employees or consultants that she deems necessary to complete the consulting services. Dudley shall choose the time and manner for performing the consulting services according to her own routines and schedules. Dudley shall set her own hours of work. Dudley has no obligation to submit reports relating to the method in which consulting services are rendered under this Agreement. No training will be provided by the Company to Dudley. Dudley acknowledges that she is not in need of any training by the Company to perform the consulting services called for by this Agreement. Dudley will exercise her best, good faith efforts to achieve the results desired by the Company in a professional, business like manner.

     8. The Company is retaining the services of Dudley based on her specific experience and expertise. Therefore, there shall be no assignment of this Agreement by Dudley without the Company’s written consent.

     9. Either the Company or Dudley may for good cause terminate this Agreement upon 30 days’ written notice to the other party.

     10. Dudley acknowledges that in the course of her independent consulting relationship with the Company, she will acquire confidential information of a special and unique nature and value relating to such matters as the Company’s strategic plans, programs (including, without limitation, the Company’s computer software programs), procedures, manuals, confidential reports and communications, lists of customers, sources of supply, employee discipline information, employee confidential and medical information. Dudley shall not, at any time following the date of this Agreement, except with the prior written consent of the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such information which will be obtained by or disclosed to her as a result of the consulting services she provides the Company.

     11. Dudley understands and agrees that the Company will suffer irreparable harm in the event that she breaches any of her obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.

Accordingly, Dudley agrees that, in the event of her breach or threatened breach of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Dudley or by any or all of her partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, or on behalf of, or with her.

     13. The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provisions.

     14. This Agreement constitutes the entire agreement between Dudley and the Company. It may not be changed orally, but only by a written agreement signed by Dudley and the Company.

     15. The laws of the State of Texas will apply to this Agreement.

     16. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for her or its reasonable attorneys’ fees incurred with respect to such arbitration.

MAXXAM, INC.	DIANE M. DUDLEY

By: /s/ Paul N. Schwartz	/s/ Diane M. Dudley
Name: Paul N. Schwartz	Diane M. Dudley
Title: President

Date: December 30, 2004	Date: December 30, 2004